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        EXHIBIT 12.1 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       THE BOEING COMPANY AND SUBSIDIARIES
                              (Dollars in millions)

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                                                      Six months ended                    Years ended December 31,
                                                     ------------------  ---------------------------------------------------------
                                                        June 30, 2002          2001        2000        1999        1998       1997
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
Earnings before federal taxes on income                 $         1,956    $  3,564    $  2,999    $  3,324    $  1,397    $  (341)

Fixed charges excluding capitalized interest                        375         698         481         483         507        552

Amortization of previously capitalized interest                      33          65          71          80          75         97

Net adjustment for earnings from affiliates                         (12)         11         (44)         (8)        (18)         4
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EARNINGS AVAILABLE FOR FIXED CHARGES                    $         2,352    $  4,338    $  3,507    $  3,879    $  1,961    $   312
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FIXED CHARGES:
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Interest expense                                        $           351    $    650    $    445    $    431    $    453    $   513

Interest capitalized during the period                               44          80          82          81          65         61

Rentals deemed representative of an interest factor                  24          48          36          52          54         39
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TOTAL FIXED CHARGES                                     $           419    $    778    $    563    $    564    $    572    $   613
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RATIO OF EARNINGS TO FIXED CHARGES                                  5.6         5.6         6.2         6.9         3.4        0.5
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